Exhibit 23.7

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 29, 2016, with respect to the Statement of Operating Revenues and Direct Operating Expenses of Bayswater Properties Acquired by Extraction Oil & Gas, LLC as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus filed on October 13, 2016, which forms a part of Extraction Oil & Gas, Inc.’s Registration Statement on Form S-1 (No. 333-213634).

/s/ KPMG LLP

Denver, Colorado
October 13, 2016